UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2011

MABCURE INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-141131
(Commission File Number)

20-4907813
(IRS Employer Identification No.)

De Schiervellaan 3/B1
3500 Hasselt, Belgium
(Address of principal executive offices and Zip Code)

+32 (487) 425303
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry into a Material Definitive Agreement

We have entered into an Investment Agreement (the “Investment Agreement”) with Centurion Private Equity, LLC, an affiliate of Roswell Capital Partners (the “Investor”), dated as of January 18, 2011, for the provision of an equity funding facility up to the amount of $10 million. Pursuant to the terms and conditions of the Investment Agreement, we may sell newly issued shares of our common stock (the “Put Shares”) to the Investor (each such sale, a “Put”) from time to time at a price equal to the lesser of (i) 97% of the “Market Price” (as defined below) of our common stock or (ii) the Market Price of our common stock minus $0.01, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 24 months from the date our Registration Statement (as defined below) is declared effective, (b) 30 months from the date of the Investment Agreement, or (c) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $10 million. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put.

As consideration for the provision of the equity funding facility, we have agreed to issue to the Investor “commitment shares” having a value equal to $200,000 (which represents 2% of the Maximum Offering Amount), and “fee shares” having a value equal to $15,000 to cover the Investor’s transaction fees. The commitment and fee shares are based upon a deemed valuation per share equal to 97% of the volume weighted average price of our common stock for the 5 trading days immediately preceding the issuance date of such shares.

The Investment Agreement provides that prior to exercising any Put we must have a registration statement declared effective with respect to the Put Shares (the “Registration Statement”). The associated Registration Rights Agreement provides that we are required to file a Registration Statement by March 18, 2011, and use our best efforts to cause such Registration Statement to be declared effective by May 18, 2011 (or June 18, 2011, if the Registration Statement is reviewed by the Securities and Exchange Commission).

The Investment Agreement further provides that, subject to certain exceptions, the Investor shall have a right of first refusal with respect to any private capital raising transactions involving our equity securities that closes between the date of the Investment Agreement and 60 days after the termination of the equity funding facility.

Concurrently with the closing of the Investment Agreement, pursuant to the terms of a Securities Purchase Agreement, dated as of January 18, 2011, we issued to the Investor a senior secured convertible debenture in the amount of $100,000 (“Debenture”). The Debenture is due to mature on October 18, 2011 and bears interest at the rate of 8% per annum which is payable to the Investor at maturity. At the option of the holder, the Debenture may be converted into shares of our common stock at any time prior to maturity, at a price equal to the lesser of (i) a price equal to 90% of the “Conversion Market Price” (as defined below) on the date of the initial issuance of the Debenture or (ii) 90% of the Conversion Market Price of our common stock on the applicable conversion date. “Conversion Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg, LP for our common stock over the fifteen consecutive trading day period immediately preceding the date in question.

The Debenture includes a security interest on all of our assets that shall be automatically released following the date that the shares issuable upon conversion of the Debenture can be resold without restriction under Rule 144, and 15% of the aggregate volume accrues to the debenture amount.

The foregoing descriptions of the Investment Agreement, the Registration Rights Agreement, the Securities Purchase Agreement, and the Debenture are qualified in their entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Report.

Item 3.02.      Unregistered Sales of Equity Securities.

The contents of Item 1.01 are incorporated herein by reference. The commitment shares and fee shares to be issued in the unregistered sales have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended. Our issuance of the commitment shares and fee shares will be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and Regulation D promulgated thereunder, as transactions to an accredited investor by an issuer not involving a public offering.

A copy of our press release in connection with the above, dated January 20, 2011, is furnished as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

The following Exhibits are filed as part of this Report.

Exhibit
Number	Description

10.1	Investment Agreement, dated as of January 18, 2011, between MabCure Inc. and Centurion Private Equity, LLC
10.2	Registration Rights Agreement, dated as of January 18, 2011, between MabCure Inc. and Centurion Private Equity, LLC
10.3	Securities Purchase Agreement, dated as of January 18, 2011, between MabCure Inc. and Centurion Private Equity, LLC
10.4	Debenture dated as of January 18, 2011, between MabCure Inc. and Centurion Private Equity, LLC
99.1	Press Release dated January 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABCURE INC.
(Registrant)

By: /s/ Dr. Amnon Gonenne
Dr. Amnon Gonenne
President and Chief Executive Officer

Date: January 20, 2011